Exhibit 99.1

Contact:	Investors
Mary T. Conway
Conway Communications
1-781-772-1679
mary.conway@schange.com

SeaChange InternationaL Reports

SECOND qUARTER Fiscal 2020 Results

Revenue Increases by 58% as Framework Offering Gains Traction

Management Reiterates Full Year Guidance

Yossi Aloni Named Chief Executive Officer

ACTON, Mass. (August 29, 2019) – SeaChange International, Inc. (NASDAQ: SEAC) today reported second quarter fiscal 2020 revenue of $18.8 million and a net loss of $0.2 million, or $0.00 per basic share, compared to second quarter fiscal 2019 revenue of $11.9 million and a net loss of $9.1 million, or $0.26 per basic share.

Quarterly and Recent Highlights

•

Announced the release of the Framework 7th generation Backoffice, a major milestone for this product family. This critical element of the Framework solution is significantly re-architected for ease of deployment and maintenance for the Framework customers. Also released Orchestrator and Analytics engines, which are critical value-adding components of the Framework.

•	Won seven customers since the beginning of the fiscal year covering multi-year commitments for the Framework video delivery platform amounting to more than $20 million in total deal value.
•	Ended the quarter with $16 million in backlog, an increase of $5 million, or 45%, from April 30, 2019.
•	Recorded $18.8 million of revenue with the majority from Framework deals.
•	Recorded nearly break-even net earnings on a GAAP basis and non-GAAP operating income of $1.0 million in the quarter.
•	Initiated a share repurchase program in June; purchased 100,000 shares for a total consideration of approximately $140,000 in the quarter.

Today SeaChange is also announcing that effective immediately, Yossi Aloni, has been appointed President and Chief Executive Officer of the Company. Mr. Aloni, who joined SeaChange in January 2019 as Chief Commercial Officer, strategized, developed and implemented the Framework solution and Go-to-Market strategy that is responsible for the Company’s recent growth. Chad Hassler, who has served as Head of North American Sales, has been named Chief Commercial Officer; Mr. Hassler joined SeaChange earlier this year and brings more than 20 years of experience in sales and marketing in the video delivery domain to the Company.

Mark J. Bonney, Executive Chairman said, “We are very pleased with our achievements in the second quarter. The number of Framework deals closed and in the pipeline is solid evidence that the strategy of offering an end-to-end video delivery platform is working. Revenues, mainly from the Framework deals, along with the benefits of the consolidation of our R&D resources in Warsaw, which produced the Backoffice 7th generation in one year, and our continual focus on every element of cost in the business allowed us to achieve non-GAAP operating profitability in the second quarter and earlier than previously expected.”  Mr. Bonney added, “I congratulate Yossi on his appointment, which reflects the entire Board’s confidence in his ability to step up to the Chief Executive Officer role and lead SeaChange going forward.”

Yossi Aloni, Chief Executive Officer, commented, “I thank the Board for showing their confidence in me and I look forward to leading SeaChange as CEO during these exciting times for the Company and the industry”. Mr. Aloni added “I am pleased with our Framework wins in the first half of this year. In the second quarter we began to recognize revenue from some of the customers who have adopted our solution. Based upon our expanding engagement with new and existing customers, we continue to expect transactions involving the Framework solution to increase materially in the back half of the year, in line with our annual guidance.  With our results in the first half of this fiscal year, and the second quarter particularly, we remain confident about our ability to achieve our annual revenue guidance.”

The Company’s U.S. GAAP second quarter fiscal 2020 results included charges of $1.7 million used in non-GAAP calculations, which consisted of amortization of intangible assets from prior acquisitions of $0.3 million, severance and other restructuring costs of $0.7 million, stock-based compensation of $0.6 million and professional fees of $0.1 million. Second quarter fiscal 2019 results included charges of $1.9 million used in non-GAAP calculations, which consisted of stock-based compensation of $0.9 million, amortization of intangible assets from prior acquisitions of $0.4 million and severance and other restructuring costs of $0.5 million. Non-GAAP income from operations in the second quarter of fiscal 2020 was $1.0 million, or $0.03 per fully diluted share, compared to a non-GAAP net loss from operations in the second quarter of fiscal 2019 of $6.4 million, or $0.18 per basic share.

For the first six months of fiscal 2020, the Company reported revenue of $27.3 million and a net loss of $11.0 million, or $0.30 per basic share, compared to revenue of $26.8 million and a net loss of $14.6 million, or $0.41 per basic share in the same period in the prior fiscal year. The non-GAAP loss from operations for the first six months of fiscal 2020 was $6.5 million, or $0.18 per basic share, compared to a non-GAAP loss from operations of $10.2 million, or $0.29 per basic share, in the first half of fiscal 2019.

Outlook

Update on the Company’s key metrics for fiscal 2020:

•	Goal: Close 20-25 significant deals for multiple product/service offerings on an annual basis. Progress: Closed seven significant deals since the beginning of the fiscal year on February 1, 2019.
•

Goal: Increase total annual revenue in the low to mid double digits percentage range to $70-80 million, despite lower year-over-year service revenues. Progress: The Company is encouraged by the growth of the Framework deal pipeline and remains confident in the full year revenue target.

•

Goal: Maintain GAAP gross margins in the low 60 percentage range.  Progress: While legacy gross margins resulted in lower overall gross margins in the first half of fiscal 2020, gross margins contributed by the Framework deals in the first half of the fiscal year exceeded 60% and will drive overall gross margins above 60% in the second half of fiscal 2020.

•

Goal: Complete the development of three significant new product offerings.   Progress: With the release of flagship Adrenalin 7.0, along with Orchestrator 1.0 and Analytics 1.0, product development efforts have already achieved this goal.

•

Goal: Continue to reduce costs by focusing on reducing essential third-party costs and eliminating non-essential costs.   Progress: Efforts to reduce third-party costs were significantly achieved in Q2 with full annualized savings impact anticipated beginning in Q3. Work here is continuing as we align the organization with the realities of the business needs as the Framework solution continues to roll out. As a result of these continuing efforts, which are anticipated to be competed in the fourth quarter of this fiscal year, we anticipate significant additional savings in FY 2021.

•

Goal: Deliver GAAP operating results between a loss of $0.09 per basic share to income of $0.07 per fully diluted share and non-GAAP operating income between $0.03 to $0.19 per fully diluted share. Progress: Management continues to believe this goal can be met for the full year.

•

Goal: Increase cash by $3-6 million to $28-31 million. Progress: The Company has re-evaluated this goal based on the early Framework deals where payments have been spread over time as opposed to our original goal which assumed payments for Framework deals would be more front-end loaded. We now expect cash to be in the range of $22-25 million at year end.

SeaChange management continues to believe that achieving these goals will establish the foundation for a business model that could result in sustainable double-digit revenue growth and non-GAAP operating income growth of 12-15% in 2 to 3 years.

These GAAP estimates are subject to a number of variables that are outside of management’s control, including the size of restructuring expenses, which are influenced by the timing of certain non-U.S. restructuring activities and stock price fluctuations.

Conference Call

The Company will host a conference call to discuss its second quarter Fiscal 2020 results at 5:00 p.m. ET today, Thursday, August 29, 2019.  The call may be accessed by dialing 877-407-8037 (U.S.) and 201-689-8037 (international) and via live webcast on the Events page at investors.seachange.com. The webcast replay will be archived the same location following completion of the call.

About SeaChange International

SeaChange is a leading supplier of Video Delivery Software Solutions. Our solution powers hundreds of cloud and on-premise video delivery platforms, servicing over 50 million subscribers worldwide. SeaChange offers value-based engagement which provides content and service providers with a complete software delivery platform for linear, VOD and TSTV over managed and unmanaged networks. The SeaChange Framework solution includes video back-office, media asset management, targeted advertising management, analytics and the client interface for STBs, Smart-TVs and mobile devices. Our solution is available as a product or managed service deployed on-premises, in the cloud or as a hybrid. For more information, please visit www.seachange.com .

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including the impact changes currently underway, our framework video delivery model, the share repurchase authorization, the anticipated closing of deals, revenue, gross margins, development of new product offerings, cost savings, income from operations, cash balance and other financial matters, are neither promises nor guarantees and may constitute “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include words such as “may,” “might,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “seeks,” “intends,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations. Numerous factors could cause actual future results to differ materially from current expectations expressed or implied by such forward-looking statements, including, without limitation, the following:  the continued spending by the Company’s customers on video solutions and services and expenses we may incur in fulfilling customer arrangements; the success of our efforts to introduce SaaS-based multiscreen service offerings; the Company’s ability to successfully introduce new products or enhancements to existing products; the manner in which the multiscreen video and OTT markets develop; the Company’s transition to being a company that primarily provides software solutions; the Company’s ability to compete in the marketplace; any failure by the Company to respond to changing technology; measures taken to address the variability in the market for our products and services;  the loss of or reduction in demand, or the return of product, by one of the Company’s large customers or the failure of revenue acceptance criteria in a given fiscal quarter; consolidation in the markets the Company serves; the cancellation or deferral of purchases of the Company’s products; the adoption of our value-based selling approach; the length of the Company’s sales cycles; any decline in demand or average selling prices for our products and services; failure to manage product transitions; failure to achieve our financial forecasts due to inaccurate sales forecasts or other factors, including due to expenses we may incur in fulfilling customer arrangements; the impact of restructuring programs; the Company’s ability to manage its growth; the risks associated with international operations; foreign currency fluctuation; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation relating to the Company’s intellectual property; content providers limiting the scope of content licensed for use in the video-on-demand and OTT market or other limitations in materials we use to provide our products and services; the Company’s ability to realize the benefits of completed or future acquisitions, including Xstream A/S; the impact of acquisitions, divestitures or investments made by the Company; the Company’s ability to raise additional funds through capital markets on favorable terms and in a timely manner; the Company’s ability to access sufficient funding to finance desired growth and operations; any impairment of the Company’s assets; the ability of the Company to use its net operating losses; the Company’s ability to hire and retain highly skilled employees; the ability of the Company to manage and oversee the outsourcing of engineering work; additional tax liabilities to which the Company may be subject, including should the Company’s net operating loss carry-forwards be impaired, notwithstanding the Company’s Tax Benefits Preservation Plan; possible adjustments to estimates resulting from the new tax legislation; any breach of the Company’s security measures and customer data or our data being obtained unlawfully; evolving data privacy regulations; service interruptions or delays from our third-party data center hosting facilities; disruptions to the Company’s information technology systems; stock price volatility and compliance with Nasdaq continued listing standards; actions that may be taken by significant stockholders, notwithstanding the February 2019 Cooperation Agreement with TAR Holdings LLC; if securities analysts do not publish favorable research or reports about our business; our use of non-GAAP reporting; change in accounting standards; any weakness in the Company’s internal controls over financial reporting; the Company’s use of estimates in accounting for the Company’s contracts; the performance of the Company’s third-party vendors; the Company’s entry into fixed price contracts and the related risk of cost overruns; the risks associated with purchasing material components from sole suppliers and using a limited number of third-party manufacturers; the performance of companies in which the Company has made investments; the impact of changes in the market on the value of our investments; changes in the regulatory environment; uncertainties of regulation of the Internet and data traveling over the Internet; the ability of the Company and its intermediaries to comply with the Foreign Corrupt Practices Act; terrorist acts, conflicts, wars and geopolitical uncertainties; and the Company’s Delaware anti-takeover provisions. These risks and other risk factors that could cause actual results to differ from those anticipated are detailed in various publicly available documents filed by the Company from time to time with the Securities and Exchange Commission (SEC), which are available at www.sec.gov, including but not limited to, such information appearing under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on April 12, 2019. Any forward-looking statements should be considered in light of those risk factors. The Company cautions readers not to rely on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in Company expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.

TABLES TO FOLLOW

SeaChange International, Inc.

Preliminary Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	July 31, 2019	January 31, 2019
Assets
Cash and cash equivalents	$9,202	$20,317
Marketable securities	9,589	10,359
Accounts and other receivables, net	11,019	19,267
Unbilled receivables	9,002	5,448
Inventories, net	198	924
Prepaid expenses and other current assets	6,087	6,033
Property and equipment, net	6,888	7,192
Goodwill and intangible assets, net	12,760	8,753
Unbilled receivables, long-term	3,066	-
Other assets	2,381	450
Total assets	$70,192	$78,743
Liabilities and Stockholders' Equity
Accounts payable and other liabilities	$14,203	$12,265
Deferred revenues	9,156	10,746
Deferred tax liabilities and income taxes payable	418	632
Total liabilities	23,777	23,643
Total stockholders' equity	46,415	55,100
Total liabilities and stockholders' equity	$70,192	$78,743

SeaChange International, Inc.

Preliminary Condensed Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended July 31,		For the Six Months Ended July 31,
	2019	2018	2019	2018
Revenue:
Product	$11,968	$1,462	$13,147	$4,553
Service	6,844	10,439	14,150	22,283
Total revenue	18,812	11,901	27,297	26,836
Cost of revenue:
Product	3,039	490	3,948	816
Service	4,885	5,125	9,553	10,828
Total cost of revenue	7,924	5,615	13,501	11,644
Gross profit	10,888	6,286	13,796	15,192
Operating expenses:
Research and development	3,775	5,185	8,027	10,914
Selling and marketing	2,963	3,932	5,815	7,599
General and administrative	4,150	4,903	8,399	9,475
Severance and restructuring costs	659	536	870	590
Total operating expenses	11,547	14,556	23,111	28,578
Loss from operations	(659)	(8,270)	(9,315)	(13,386)
Other expense, net	(78)	(1,962)	(1,869)	(2,811)
Loss before income taxes	(737)	(10,232)	(11,184)	(16,197)
Income tax benefit	(563)	(1,152)	(161)	(1,646)
Net loss	$(174)	$(9,080)	$(11,023)	$(14,551)
Net loss per share, basic and diluted	$-	$(0.26)	$(0.30)	$(0.41)
Weighted average common shares outstanding, basic and diluted	36,602	35,649	36,532	35,628

SeaChange International, Inc.

Preliminary Condensed Consolidated Statements of Cash Flows

(Unaudited, amounts in thousands)

	For the Six Months Ended July 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(11,023)	$(14,551)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,093	1,552
Provision for bad debts	388	—
Stock-based compensation expense	197	1,802
Deferred income taxes	(203)	(758)
Unrealized foreign currency transaction gain	1,340	1,431
Other	67	76
Changes in operating assets and liabilities, including impact of acquisitions:
Accounts receivable	8,482	10,115
Unbilled receivables	(6,598)	(2,335)
Inventory	726	(165)
Prepaid expenses and other current assets and other assets	196	(1,584)
Accounts payable	1,350	371
Accrued expenses and other liabilities	(2,463)	(10,640)
Deferred revenue	(1,590)	(5,729)
Other operating activities	—	2,430
Net cash used in operating activities	(8,038)	(17,985)
Cash flows from investing activities:
Purchases of property and equipment	(153)	(284)
Cash paid for acquisitions, net	(3,838)	—
Purchases of marketable securities	(823)	(4,354)
Proceeds from sales and maturities of marketable securities	1,593	2,761
Other investing activities	—	(60)
Net cash used in investing activities	(3,221)	(1,937)
Cash flows from financing activities:
Proceeds from issuance of common stock	9	74
Repurchases of common stock	(142)	—
Other financing activities	—	(35)
Net cash (used in) provided by financing activities	(133)	39
Effect of exchange rate on cash and cash equivalents	277	1,162
Net decrease in cash, cash equivalents and restricted cash	(11,115)	(18,721)
Cash, cash equivalents and restricted cash at beginning of period	20,317	43,661
Cash, cash equivalents and restricted cash at end of period	$9,202	$24,940
Supplemental disclosure of cash flow information
Income taxes paid	$76	$2,735
Non-cash activities:
Purchases of property and equipment included in accounts payable	$58	$—
Fair value of common stock issued in acquisition	$874	$—

Non-GAAP Measures

We define non-GAAP loss from operations as U.S. GAAP operating loss plus stock-based compensation expenses, amortization of intangible assets, non-operating expense professional fees and severance and other restructuring costs. We discuss non-GAAP loss from operations in our quarterly earnings releases and certain other communications, as we believe non-GAAP operating loss from operations is an important measure that is not calculated according to U.S. GAAP. We use non-GAAP loss from operations in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of bonus compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our operations. We believe that the non-GAAP loss from operations financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Non-GAAP loss from operations is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at non-GAAP loss from operations and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP loss from operations, the most directly comparable U.S. GAAP financial measure, to our non-GAAP loss from operations for the three and six months ended July 31, 2019 and 2018:

SeaChange International, Inc.

Fiscal Year Reconciliation of GAAP to Non-GAAP

(Unaudited, amounts in thousands, except per share and percentage data)

	For the Three Months Ended July 31,
	2019	2018
	(Amounts in thousands)
GAAP loss from operations	$(659)	$(8,270)
Amortization of intangible assets	299	411
Stock-based compensation	631	923
Professional fees – other	61	—
Severance and other restructuring costs	659	536
Non-GAAP income (loss) from operations	$991	$(6,400)

Net income (loss) per share per non-GAAP income (loss) from operations, basic and diluted	$0.03	$(0.18)
Weighted average common shares outstanding, basic and diluted	36,602	35,649

SeaChange International, Inc.

Reconciliation of GAAP to Non-GAAP Guidance

(Unaudited, amounts in thousands, except per share data)

	Twelve Months Ended
	January 31, 2020
GAAP revenue guidance	$70,000	to	$80,000
GAAP income (loss) from operations per basic share	(0.09)		0.07
Exclude stock compensation expense	0.07		0.07
Exclude amortization of intangible assets	0.02		0.02
Exclude professional fees associated with divestitures	0.01		0.01
Exclude restructuring costs	0.02		0.02
Non-GAAP income from operations per diluted or basic shares	$0.03		$0.19

SeaChange International, Inc.

Supplemental Schedule - Revenue Breakout

(Unaudited, amounts in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2019	2018	2019	2018
	(Amounts in thousands)		(Amounts in thousands)
Product revenues:
Framework	$8,244	$—	$8,244	$—
Video platform	11	524	168	3,339
OVP	811	—	1,566	—
Advertising	545	609	724	609
User experience	—	7	—	24
Hardware	2,357	322	2,445	581
Total product revenues	11,968	1,462	13,147	4,553
Service revenues:
Maintenance and support	4,999	7,017	10,238	14,239
Framework and support services	109	-	109	-
SaaS	223	63	426	193
Professional services - video platform	1,513	3,359	3,377	7,730
User experience	—	—	—	121
Total service revenues	6,844	10,439	14,150	22,283
Total revenues	$18,812	$11,901	$27,297	$26,836